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                                                                  EXHIBIT 99.B11


Independent Auditors' Consent


The Board of Directors and Shareholders
Overland Express Funds, Inc.:



         We consent to incorporation by reference in the Overland Express
Funds, Inc. Post-Effective Amendment No. 36 to the Registration Statement
Number 33-16296 on Form N-1A under the Securities Act of 1933 and Amendment No. 38 to the Registration Statement Number 811-8275 on Form N-1A under the Investment Company Act of 1940 of our reports dated February 14, 1997, on the statement of assets and liabilities, including the portfolios of investments, of each of the Funds comprising Overland Express Funds, Inc. as of December 31, 1996, the related statements of operations and changes in net assets, and financial highlights for the periods indicated therein, which reports have been incorporated by reference in each statement of additional information.



         We also consent to incorporation by reference of our reports dated February 14, 1997, on the statement of assets and liabilities, including the portfolios of investments of Capital Appreciation Master Portfolio, Cash Investment Trust Master Portfolio, Short-Term Government-Corporate Income Master Portfolio, Short-Term Municipal Income Master Portfolio, Small Cap Master Portfolio and Tax-Free Money Market Master Portfolio (six of the master portfolios comprising Master Investment Trust) as of December 31, 1996, and the related statements of operations and changes in net assets, and financial highlights for the periods indicated therein, which reports have been incorporated by reference in each statement of additional information.



        We also consent to the references to our firm under the heading "Financial Highlights" in each prospectus and "Independent Auditors" in each statement of additional information.


/s/KPMG Peat Marwick LLP

KPMG Peat Marwick LLP

San Francisco, California
April 30, 1997